TRANSITION AND RETIREMENT AGREEMENT
BY AND BETWEEN
FIRSTMERIT BANK N.A.
AND
LARRY A. SHOFF
Effective as of the Effective Date (as defined in Section 9.03[4]), FirstMerit Bank, N.A. (“Corporation”), a national banking association, and Larry A. Shoff (“Mr. Shoff”), collectively, the “Parties,” enter into this Transition and Retirement Agreement (“Agreement”) to describe the terms and conditions of Mr. Shoff's continuing employment with the Corporation and subsequent retirement at the end of the Term (as defined below) of this Agreement.
ARTICLE 1    TERM OF AGREEMENT
Unless it terminates at an earlier date as provided in Article 5, Mr. Shoff will remain employed by the Corporation from the Effective Date until the end of the Transition Period (“Term”), at which time Mr. Shoff agrees that he will voluntarily terminate employment with the Corporation because of retirement.
ARTICLE 2    POSITIONS; DUTIES
2.01    Position, Transition Duties and Retirement. Mr. Shoff agrees:
[1]     Effective as of the Effective Date [a] to resign as Executive Vice President and Chief Information Officer (“CIO”), but [b][i] to continue in active employment with the Corporation until the earlier of the following dates: a) the date a successor is identified and installed by the Corporation or b) March 1, 2013 (“Transition Period”), and [ii] during the Transition Period, to perform services as an interim CIO, including without limitation participation in the preparation of and transfer of duties to a designated successor. Mr. Shoff will perform duties and responsibilities as assigned by the Chief Financial Officer of the Corporation.
[2]     Effective as of conclusion of the Transition Period to resign as an employee of the Corporation and any other entity that is related through common ownership to the Corporation (all entities related through common ownership to the Corporation are called “Group Members” and the Corporation and all Group Members collectively are called the “Group”). Mr. Shoff will resign from the FirstMerit Bank N.A. Board of Directors effective on the Termination Date.
2.02    Reporting. During the Term, Mr. Shoff will report directly to the Chief Financial Officer of the Corporation.
ARTICLE 3    COMPENSATION
During the Term and subject to this section and to Article 5:
3.01    Base Salary. The Corporation will pay to Mr. Shoff a semi-monthly Base Salary payment in the amount of Twelve Thousand Four Hundred Twelve Dollars and Fifty Cents ($12,412.12) each less all withholding deductions for applicable federal, state and local income and employment taxes in accordance with the Corporation's normal payroll practices. During the Term, the Base Salary will not be reduced without Mr. Shoff's consent.

3.02 Incentive Compensation. Mr. Shoff will not be eligible to participate in the 2012 or 2013 incentive compensation program. Mr. Shoff will not be eligible to receive any 2012 or 2013 restricted stock awards.
3.03    Benefits. Mr. Shoff will be entitled to continue to participate in the hospitalization, life insurance and other employee benefit plans and programs, if any, that the Corporation maintains during the Term in accordance with the provisions of those plans and programs and on the same basis as other full-time salaried employees of the Corporation who participate in those employee benefit plans. Mr. Shoff will not be compensated for any 2013 accrued PTO days which remain unused on March 1, 2013. Mr. Shoff also may exercise his vested stock options during the Term and continue to vest in his stock options and restricted stock during the Term, subject to the terms of the plans and award agreements through which those equity awards were issued.
3.04    No Duplicate Payments. Nothing in this Agreement is intended to result in the duplication of any payments or benefits provided to Mr. Shoff prior to the execution of this Agreement or under the terms of any other agreement by and between Mr. Shoff and the Corporation (“Prior Agreements”) or under any other employee benefit plan or program maintained or sponsored by the Corporation on or before the Effective Date.
ARTICLE 4    BUSINESS-RELATED EXPENSES
The Corporation will pay (or reimburse) Mr. Shoff for all reasonable, ordinary and necessary expenses that he incurs prior to and during the Term will be reimbursed in accordance with the Corporation's policy for the reimbursement of such expenses.
ARTICLE 5    TERMINATION OF EMPLOYMENT
5.01    Expiration of Term. Mr. Shoff agrees that he will comply with the terms of this Agreement and will voluntarily terminate his employment because of retirement at the expiration of the Term. In exchange, but subject to Mr. Shoff's execution and non-revocation of a general release, substantially in the form attached hereto as Exhibit A (“General Release”), and any restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and to the terms of this section, Mr. Shoff benefits described in this Agreement.
In addition to the consideration and benefits which Mr. Shoff will receive prior to the expiration of the Term, upon his termination at the end of the Term:
[1]    Transition and Separation Compensation.     Beginning on the first payroll date following the Termination Date (provided, that Mr. Shoff has not revoked his General Release prior to the expiration of the period contained in Section 1.03 of Exhibit “A,” the Corporation will pay to Mr. Shoff Eighteen (18) equal semi-monthly payments in the amount of Twelve Thousand Four Hundred Twelve Dollars and 50/100 Cents ($12,412.50) each less all withholding deductions for applicable federal, state and local income and employment taxes in accordance with the Corporation's normal payroll practices. In addition, in the event that Mr. Shoff is employed at the expiration of the Transition Period, the Corporation will pay Mr. Shoff the amount of One Hundred Thousand Dollars ($100,000.00) less all withholding deductions for applicable federal, state and local income and employment taxes in accordance with the Corporation's normal payroll practices. This amount will be paid in a lump sum on the first payroll date following the expiration of the revocation period contained in Section 1.03 of Exhibit “A.” A 2012 and 2013 Form W-2 will be issued to Mr. Shoff for this amount. Mr. Shoff acknowledges, warrants and agrees that interest on these payments will not accrue.

[2]    Equity Awards. The vesting, ability to exercise and lapsing of any restrictions of Mr. Shoff's outstanding equity awards will be determined in accordance with and to the extent provided under the terms relating to terminations of employment for similar reasons contained in the plan and the award agreements through which they were granted.
[3]    Medical Coverage. After the Termination Date (as defined below) and in the event that Mr. Shoff elects health insurance continuation under COBRA, Mr. Shoff will be eligible to participate in the Corporation's group health coverage continuation, however, Mr. Shoff will be responsible for any and all costs associated with the monthly premiums.

[4]    Retirement Plan Benefits. Mr. Shoff (or, if applicable, his beneficiary) will be entitled to all benefits he has accrued under:

[a]    The FirstMerit Corporation and Affiliates Employees' Salary Savings Retirement Plan.
[b]    The Pension Plan for Employees of FirstMerit Corporation and Subsidiaries.
[c]    The FirstMerit Corporation Amended and Restated Supplemental Executive Retirement Plan, as last amended and restated effective January 1, 2008 (the “SERP”).
[5]    Unemployment.    The Corporation agrees not to contest Mr. Shoff's application for Unemployment Insurance and will communicate that the reason for separation was “retirement.” Should Mr. Shoff elect to file an application for unemployment compensation benefits, he understands and agrees that whether or not he receives unemployment compensation shall be based upon whether the claim is allowed by the appropriate state agency.
[6]    Outplacement. Corporation will provide Mr. Shoff with outplacement services with Dice & Company for a period not to exceed six months.
The amounts distributable under Section 5.01[3] will be distributed subject to the terms and conditions of each plan in effect on the Termination Date.
5.02    Termination of Employment Before Expiration of Term for Disability, by Mr. Shoff With Good Reason or any Other Reason Other Than by the Corporation for Cause. If, before the expiration of the Term, Mr. Shoff's employment terminates for Disability, or termination by Mr. Shoff with Good Reason (as defined in Section 5.07[3]), or termination by the Corporation, other than for Cause (as defined in Section 5.07[1]), then, subject to the execution and non-revocation of the General Release by Mr. Shoff or, if applicable, his representative, he will be entitled to the payments and benefits described in Article 3 as if the Term had expired at the end of the Transition Period.
5.03    Termination of Employment Before Expiration of Term by the Corporation for Cause or by Mr. Shoff Without Good Reason or by Mr. Shoff's Death. If, before the expiration of the Term, Mr. Shoff's employment is terminated by the Corporation for Cause or by Mr. Shoff without Good Reason or by Mr. Shoff's death, then Mr. Shoff (or, if applicable, his beneficiary) will be entitled to:
[1]    The amount described in Section 3.01[1] and any benefits he has earned through the date of termination or death under the employee benefit plans and programs described in Section 3.03.
[2]    The vesting, ability to exercise and lapsing of any restrictions of Mr. Shoff's outstanding equity awards as determined in accordance with and to the extent provided under the terms relating to terminations of employment for similar reasons contained in the plan and the award agreements through which they were granted.
5.04    Effect of Other Severance Benefits. Regardless of any other provision of this Agreement and except as specifically provided in this Agreement, all amounts paid under this Article 5 will be in lieu of any amounts payable to Mr. Shoff from any broad-based severance program in which Mr. Shoff participates and, by signing this Agreement, Mr. Shoff specifically waives any rights to receive any amounts from any broad-based severance program in which he participates.
5.05    Effect of Multiple Termination Events. Except as provided otherwise in this Agreement, Mr. Shoff will receive the benefits and payments attributable to the first termination event to occur, the effects of which are described in this Article 5.
5.06    Notice of Termination. Any purported termination of employment by the Corporation or by Mr. Shoff (other than due to Mr. Shoff's death) must be communicated by written Notice of Termination to the other Party. For purposes of this Agreement, a “Notice of Termination” means a notice that indicates the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The Corporation may terminate Mr. Shoff's employment [1] for Cause as defined in Section 5.07[1] or [2] without Cause to be effective after the written notice is delivered to Mr. Shoff. Mr. Shoff may terminate his employment, with or without Good Reason as defined in Section 5.07[3] after the written notice is delivered to the Executive Vice President - Human Resources of the Corporation. However, any Notice of Termination that cites a reason that may be cured will be deemed to not have been given if the condition cited is corrected within the 30 day (or shorter) period after written notice is delivered.
5.07    Definitions.
[1]    “Cause” means the termination of Mr. Shoff's employment by the Corporation for any of the following reasons:
[a]    Conviction of, or plea of guilty or nolo contendere to, a felony, whether or not affecting the Corporation or any Group Member.
[b]    Disclosure to unauthorized persons of material information of the Corporation or any Group Member which is believed by the Board, acting in good faith, to be confidential; provided, that a disclosure will not be considered “Cause” to the extent that [i] it is required pursuant to a court order or subpoena from an appropriate regulatory agency or otherwise required by law or regulation, [ii] it is made by Mr. Shoff in the ordinary course of business within the scope of his authority or [iii] it is in the context of a dispute between Mr. Shoff and the Corporation or any Group Member and limited to the court or arbitrator considering the dispute, legal counsel and the other parties to the dispute. In addition, it will not be “Cause” for Mr. Shoff to provide truthful testimony regarding the Corporation or any Group Member to governmental or regulatory authorities and any disclosure that does not constitute “Cause” will be deemed not to violate Section 6.01.
[c]    Engagement (in connection with the business of the Corporation or any Group Member) in illegal conduct or in gross misconduct, in either case, that causes material financial or material reputational harm to the Corporation or any Group Member.

[d]    Failure to perform substantially Mr. Shoff's responsibilities as described in this Agreement, after demand for substantial performance has been given by the Board that specifically identifies how Mr. Shoff has not substantially performed his responsibilities in accordance with Article 2 of this Agreement. “Cause” does not, however, include any failure after the Corporation gives a notice of a termination without Cause or Mr. Shoff gives notice of a termination for Good Reason.
[e]    Material breach of the Corporation's written code of conduct and business ethics. However, to the extent the breach is curable, the Corporation must give Mr. Shoff notice and a reasonable opportunity to cure as described in Section 5.06.
[f]    Attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or regulatory agency.
[g]    Being subject to the prohibitions of Section 19(a)(1) of the Federal Deposit Insurance Act.
However, Cause will not arise solely because Mr. Shoff is absent from active employment during periods of paid time-off, consistent with the Corporation's applicable paid-time-off policy, sickness or illness or while suffering from an incapacity due to physical or mental illness, including a condition that does or may result in a Disability or other period of absence initiated by Mr. Shoff and approved by the Corporation.
[2]    “Disability” means Mr. Shoff's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period beyond expiration of the Term, as determined by a physician engaged by the Corporation.
[3]    “Good Reason” means the termination of Mr. Shoff's employment by Mr. Shoff for any of the following reasons:
[a]    Reduction in Mr. Shoff's Base Salary without his consent; or
[b]    Involuntary discontinuance of Mr. Shoff's participation in any employee benefit plans maintained by the Corporation, other than [i] by reason of legal restrictions or limitations, [ii] as required by applicable law or [iii] a discontinuance of a benefit plan as to all similarly situated executives of the Corporation; or
[c]    Failure by the Corporation to obtain an assumption of the Corporation's obligations under this Agreement by any successor to the Corporation, regardless of whether that entity becomes a successor to the Corporation as a result of a merger, consolidation, sale of assets of the Corporation or other form of reorganization; or
[d]    Termination of employment by the Corporation which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5.06; or
[e]    A material breach of this Agreement by the Corporation, which breach is not corrected within the time prescribed pursuant to Section 5.06 after Mr. Shoff notifies the Corporation in writing of his intent to terminate employment due to that material breach.

However, it is specifically understood that termination of employment because a successor has been identified and installed by the Corporation (as described in Section 2.01) will not constitute “Good Reason” under this Agreement.
[4]    “Termination Date” means the earlier of [a] March 1, 2013, [b] the date a successor is identified and installed by the Corporation, [c] the date specified in the Notice of Termination provided pursuant to Section 5.06, [d] Mr. Shoff's death, or [e] Mr. Shoff's Disability.
ARTICLE 6    POST-TERMINATION OBLIGATIONS
6.01    Non-Disclosure of Confidential Information. Mr. Shoff expressly covenants and agrees that, during and after the Term, he will not reveal, divulge or make known to any person, firm, company or corporation any Confidential Information without the prior express written consent of the Corporation. “Confidential Information” shall mean financial information about the Corporation or any of its affiliates, strategies and techniques, trade secrets, contract terms with vendors and suppliers, supplier lists and data, and such other confidential, proprietary, or sensitive information concerning or relating to the Corporation, any Group Member or any of their respective affiliates or any third party that has disclosed or provided any of the same to the Corporation on a confidential basis. Confidential Information shall not include [1] any information which was or becomes generally available to the public other than as a result of a wrongful disclosure by Mr. Shoff, or [2] any information disclosed by Mr. Shoff which he reasonably and in good faith believes is required for the performance of his duties under this Agreement, or [3] any information compelled to be disclosed by applicable law; provided that Mr. Shoff, to the extent not prohibited from so doing by applicable law, will give the Corporation prior written notice of the information to be so disclosed pursuant to clause [3] of this sentence as far in advance of its disclosure as may be practical, will disclose no more information than is required and will cooperate with any attempts by the Corporation or any Group Member to obtain a protection order or similar treatment.
6.02    Return of Materials. Mr. Shoff agrees [1] to deliver or return to the Corporation upon termination or expiration of this Agreement all written Confidential Information furnished by the Corporation or any Group Member or prepared by Mr. Shoff in connection with his services hereunder and [2] that he will not retain any copies of any of the materials described in Section 6.02[1]. In addition, upon Mr. Shoff's termination of employment for any reason, he agrees to immediately return to the Corporation all property of the Corporation or any Group Member which is in his possession, including, but not limited to, memoranda, books, papers, computer files, laptops, credit cards and keys.
6.03    Non-Competition and Non-Solicitation. Mr. Shoff covenants and agrees that the non-solicitation covenants and obligations contained in the Award Agreements shall remain enforceable and shall survive the termination of Mr. Shoff's employment. Mr. Shoff further covenants and agrees that the non-competition covenants and obligations contained in the SERP shall remain enforceable and shall survive the termination of Mr. Shoff's employment.
6.04    Non-solicitation. Mr. Shoff hereby further agrees and covenants that for a period of one (1) year following the Termination Date, he shall not, directly or indirectly, on his own behalf or with others (i) induce or attempt to induce any employee of Group Members to leave the employ of Group Members, or in any way interfere with the relationship between Group Members and any employee, (ii) knowingly hire any employee of Group Members, or (iii) induce or attempt to induce any referral source, customer, or other business relation of Group Members, not to do business with Group Members, or to cease doing business with FirstMerit, or in any way interfere with the relationship between any such referral source, customer, or business relation and Group Members.

6.05    Cooperation and Non-disparagement. Mr. Shoff agrees that he shall fully and completely cooperate with Corporation, the Group and Group's counsel in connection with any legal or administrative matter currently pending or hereafter brought against the Group or any of the Released Parties. Mr. Shoff agrees that he will not knowingly make statements that are false and defamatory about the Corporation, and Corporation agrees not to knowingly make statements that are false and defamatory about Mr. Shoff. In determining whether a statement is false and defamatory, the common law of Ohio shall apply and all privileges and defenses to a claim of defamation shall be applicable. Provided further that, for purposes of this Section, a statement shall be considered to be made by the Corporation only if it is made by the Chief Executive Officer of the Corporation or any executive that reports directly to the Chief Executive Officer of the Corporation.
6.06    Injunctive Relief. Mr. Shoff acknowledges that it is impossible to measure in money the damages that will accrue to the Corporation by reason of Mr. Shoff's failure to observe any of the obligations imposed on him by this Article 6. Accordingly, if the Corporation institutes an action to enforce the provisions hereof, Mr. Shoff hereby waives the claim or defense that an adequate remedy at law is available to the Corporation, and Mr. Shoff agrees not to urge the claim or defense that a remedy at law exists. Also, if a final determination is made by a court having competent jurisdiction that the time or territory or any other restriction contained in Section 6.03 is an unenforceable restriction on Mr. Shoff's activities, the provisions of Section 6.03 will not be rendered void but will be deemed amended to apply the maximum time and territory and other restrictions the court judicially determines or otherwise indicates to be reasonable.

ARTICLE 7    ASSIGNMENT OF AGREEMENT
7.01    Except as specifically provided in this section, the Corporation may not assign this Agreement to any person or entity that is not a Group Member. However, this Agreement may and will be assigned or transferred to, and will be binding upon and inure to the benefit of, any Successor of the Corporation, in which case this Agreement will be interpreted and applied by substituting that Successor for the Corporation under the terms of this Agreement. For these purposes, “Successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise acquires all or substantially all of the assets or the business of the Corporation.
7.02    Because the services to be provided by Mr. Shoff to the Corporation under this Agreement are personal to him, Mr. Shoff may not assign the duties allocated to him under this Agreement to any other person or entity. However, this Agreement will inure to the benefit of and be enforceable by Mr. Shoff's personal or legal representatives, executors and administrators, successors, heirs, distributees, devisees, and legatees to the extent of any amounts payable to Mr. Shoff that are due to Mr. Shoff upon his death.
ARTICLE 8    CONFIDENTIALITY
8.01    The Parties acknowledge and agree that a material inducement for them to enter into this Agreement is their respective obligations to hold the facts, terms, existence and amount of this Agreement completely confidential. In order to preserve the value of this Agreement, the Parties agree as follows:

[1]
The events leading to this Agreement and the facts, terms, existence and amount of this Agreement are confidential and shall not be disclosed by the Parties or their attorneys except as required by legal process and then only after notice is first given by the party seeking to make disclosure such that the other party will have a reasonable opportunity to oppose disclosure. The Parties and their counsel agree that they will exercise their best efforts to cause their attorneys, representatives and other agents to maintain the confidentiality and terms and provisions of this Agreement. The Parties may disclose the terms of this Agreement to their respective spouses, attorneys or accountants and to applicable government taxing authorities. Additionally, the Group Members may disclose this Agreement to their shareholders, directors, officers, agents, insurers, employees, accountants, regulatory agencies and financial advisors with legitimate business related reasons to know;

[2]
The Parties and their counsel agree not to disclose to any person, including any members of the press or any other media or in any non-judicial public or private forum, any information concerning the terms, facts, existence and amount of this Agreement; and

[3]	The Parties represent and agree that they have not disclosed the facts, terms, existence or amount of this Agreement to anyone other than their attorneys, spouses or financial advisors.

ARTICLE 9    RELEASES, WAIVERS AND REVOCATION RIGHTS
9.01    Release. In consideration of receipt of the payments and benefits set forth herein, Mr. Shoff does hereby fully and forever surrender, release, acquit and discharge the Corporation, and its principals, stockholders, directors, officers, agents, administrators, insurers, subsidiaries, affiliates, employees, successors, assigns, related entities, and legal representatives, personally and in their representative capacities, and each of them (collectively, “Released Parties”), of and from any and all claims for costs of attorneys' fees, expenses, compensation, and all losses, demands and damage of whatsoever nature or kind in law or in equity, whether known or unknown, including without limitation those claims arising out of, under, or by reason of Mr. Shoff's employment with the Corporation or any Group Member, Mr. Shoff's relationship with the Corporation or any Group Member and/or the termination of Mr. Shoff's employment relationship and any and all claims which were or could have been asserted in any charge, complaint, or related lawsuit. Without limiting the generality of the foregoing, Mr. Shoff specifically releases and discharges, but not by way of limitation, any obligation, claim, demand or cause of action based on, or arising out of, any alleged wrongful termination, breach of employment contract, breach of implied covenants of good faith and fair dealing, defamation, fraud, promissory estoppel, intentional or negligent infliction of emotional distress, discrimination based on age, pain and suffering, personal injury, punitive damages, and any and all claims arising from any alleged violation by the Released Parties of any federal, state, or local statutes, ordinances or common laws, including but not limited to the Ohio Civil Rights Act, including all provisions of the Ohio Revised Code concerning discrimination on the basis of age, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act or the Employee Retirement Income Security Act of 1974. This release of rights is knowing and voluntary. The Corporation acknowledges that Mr. Shoff does not release herein any rights or claims which may arise after the Effective Date of this Agreement or any rights he has under this Agreement, any rights he may have regarding the enforcement of this Agreement, his rights under COBRA, or his rights to indemnification.

9.02    Waiver of Right to Sue. Except for the Corporation's promises and obligations contained in this Agreement, Mr. Shoff further agrees, promises and covenants that neither he, nor any person, organization, or any other entity acting on his behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Corporation, involving any matter occurring in the past up to the Effective Date of this Agreement or involving any continuing effects of actions or practices which arose prior to the Effective Date of this Agreement or the termination of Mr. Shoff's employment.

9.03    Older Workers' Benefit Protection Act Waiver. Mr. Shoff has certain individual federal rights, which must be explicitly waived. Specifically, Mr. Shoff is protected by the ADEA from discrimination in employment because of his age. By executing this Agreement, Mr. Shoff waives these rights as to any past or current claims. Notwithstanding anything else in this Agreement, excluded from this Agreement are ADEA age claims that may arise after execution of this Agreement. In connection with the releases in Section 9.01 and waivers in Section 9.02 of any and all claims or disputes that Mr. Shoff has or may have on the date hereof, Mr. Shoff makes the following acknowledgements:

[1]    By signing this Agreement, Mr. Shoff waives all claims against the Released Parties for discrimination based on age, including without limitation, any claim which arises under or by reason of a violation of the ADEA.

[2]    In consideration of the releases, waivers and covenants made by Mr. Shoff under this Agreement, Mr. Shoff will be receiving the payments and other benefits in the amounts and manner described in Articles 3, 4 and 5 of this Agreement.

[3]    Mr. Shoff represents and acknowledges that he has consulted with an attorney prior to executing this Agreement and Mr. Shoff has been given a period of at least twenty-one (21) days within which to consider whether or not to enter into this Agreement.

[4]    Mr. Shoff understands that this Agreement shall be effective as of August 31, 2012 (“Effective Date”), provided that the Agreement is not revoked by Mr. Shoff within seven days after he signs the Agreement. For a period of seven days after he signs the Agreement, Mr. Shoff has the right to revoke and/or cancel this Agreement by the delivery of notice in writing of revocation and/or cancellation to the Corporation. In the event that Mr. Shoff does not revoke and/or cancel this Agreement during this period, this Agreement shall become effective on the Effective Date. In the event that Mr. Shoff revokes this Agreement, Mr. Shoff shall not be entitled to any of the consideration set out in this Agreement.

ARTICLE 10    MISCELLANEOUS
10.01    Notices. Any notices, consents, requests, demands, approvals or other communications to be given under this Agreement must be given in writing and must be sent by registered or certified mail, return receipt requested, to Mr. Shoff at the last address he has filed in writing with the Corporation or, in the case of the Corporation, to the Corporation's General Counsel and Secretary at the Corporation's principal offices.
10.02    Entire Agreement. Except for the award agreements evidencing Mr. Shoff's equity awards, the retirement and pension plans identified herein, including the SERP (referenced above), and the Indemnification Agreement dated December 27, 2000, this Agreement, including Exhibit “A”, supersedes any prior agreements or understandings, oral or written, between the Parties, or between Mr. Shoff and the Corporation, with respect to the subject matter described in this Agreement and Exhibit “A”, including without limitation, the Amended and Restated Change in Control Termination Agreement dated January 8, 2009, and the Amended and Restated Displacement Agreement dated December 22, 2008, (rendering such agreements null and void as of the Effective Date of this Agreement), and constitutes the entire agreement of the Parties with respect to any matter covered in this Agreement and Exhibit “A.”
10.03    Amendment and Modification. This Agreement may not be varied, altered, modified, canceled, changed or in any way amended except by written agreement of the Parties. However, by signing this Agreement, Mr. Shoff agrees, without any further consideration, to consent to any amendment necessary to avoid penalties under Code §409A.

10.04    Severability. If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect.
10.05    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile signatures will have the same legal effect as original signatures.
10.06    Tax Withholding. The Corporation will withhold from any benefits payable under this Agreement all federal, state, city or other taxes as required by any applicable law or governmental regulation or ruling. Mr. Shoff will be responsible for the payment of all taxes associated with any payments or benefits provided under this Agreement.
10.08    Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions described in this Agreement [1] will not constitute a waiver of that or any other term, covenant or condition and [2] will not constitute a waiver or relinquishment of the Party's right to insist subsequently on strict compliance of the affected (and all other) terms, covenants or conditions of this Agreement.
10.10    Governing Document. The terms of this Agreement will supersede and control over any conflicting language in any other agreement, plan, program or practice of the Corporation.
10.11    Applicable Law. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the state of Ohio.
10.12    Code §409A. This Agreement is intended to satisfy the requirements of Code §409A and shall be interpreted and administered consistent with such intent. Solely for purposes of complying with Code §409A, any reference to a “termination” or “termination of employment” shall mean a “separation from service” within the meaning of Code §409A. All payments pursuant to this Agreement shall first be paid under an exemption from the requirements of Code §409A, including, without limitation, the exemption for short-term deferrals and separation pay. For purposes of Code §409A, each payment pursuant to this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, in the event that Mr. Shoff is a “specified employee” (as defined in Code §409A) of the Corporation on the date of his termination of employment and is entitled to a payment under this Agreement that is required to be delayed pursuant to Code § 409A(a)(2)(B)(i), then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first day of the seventh month following the date of Mr. Shoff's termination of employment (or, if earlier, the date of his death). The first payment that can be made to the Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Code §409A(a)(2)(B)(i). If any benefits permitted or required to be provided under this Agreement are otherwise reasonably determined by the Corporation or Mr. Shoff to be subject for any reason to a material risk of additional tax pursuant to Code §409A(a)(1), the Corporation and Mr. Shoff agree to negotiate in good faith appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to Mr. Shoff or the economic value or financial effect of this Agreement on the Corporation.
10.13    Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
10.14    Survival of Mr. Shoff's Rights. All of Mr. Shoff's rights hereunder, including his rights to compensation and benefits, and his obligations under Article 6 hereof, shall survive the termination of Mr. Shoff's employment and/or the termination of this Agreement.

10.15    Joint and Several Liability. The obligations of the Corporation and the Group Members to Mr. Shoff under this Agreement are joint and several.
10.16    Approvals. The Corporation represents and warrants to Mr. Shoff that it has taken all corporate action necessary to authorize this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement, as of August 31, 2012.
FIRSTMERIT BANK, NA

By: /s/ Christopher J. Maurer Christopher J. Maurer	Date signed:August 31, 2012
Title: Executive Vice President Human Resources

Larry A. Shoff

By: /s/ Larry A. Shoff Larry A. Shoff	Date signed:August 31, 2012

EXHIBIT A

GENERAL RELEASE

This General Release (the “Agreement”) is made and entered into as of [______], by and between FirstMerit Bank, NA (“Corporation”), a national banking association, and Larry A. Shoff (“Mr. Shoff”) (collectively, the “Parties”).

ARTICLE I    RELEASES, WAIVERS AND REVOCATION RIGHTS

1.01    Release. In consideration of receipt of the payments and benefits set forth in Article 5 of the Transition Agreement by and between the Corporation and Mr. Shoff, effective as of _______, 2012 (“Transition Agreement”), Mr. Shoff does hereby fully and forever surrender, release, acquit and discharge the Corporation, and its principals, stockholders, directors, officers, agents, administrators, insurers, subsidiaries, affiliates, employees, successors, assigns, related entities, and legal representatives, personally and in their representative capacities, and each of them (collectively, “Released Parties”), of and from any and all claims for costs of attorneys' fees, expenses, compensation, and all losses, demands and damage of whatsoever nature or kind in law or in equity, whether known or unknown, including without limitation those claims arising out of, under, or by reason of Mr. Shoff's employment with the Corporation or any Group Member (as defined in the Transition Agreement), Mr. Shoff's relationship with the Corporation or any Group Member and/or the termination of Mr. Shoff's employment relationship and any and all claims which were or could have been asserted in any charge, complaint, or related lawsuit. Without limiting the generality of the foregoing, Mr. Shoff specifically releases and discharges, but not by way of limitation, any obligation, claim, demand or cause of action based on, or arising out of, any alleged wrongful termination, breach of employment contract, breach of implied covenants of good faith and fair dealing, defamation, fraud, promissory estoppel, intentional or negligent infliction of emotional distress, discrimination based on age, pain and suffering, personal injury, punitive damages, and any and all claims arising from any alleged violation by the Released Parties of any federal, state, or local statutes, ordinances or common laws, including but not limited to the Ohio Civil Rights Act, including all provisions of the Ohio Revised Code concerning discrimination on the basis of age, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act or the Employee Retirement Income Security Act of 1974. This release of rights is knowing and voluntary. The Corporation acknowledges that Mr. Shoff does not release herein any rights or claims which may arise after the Effective Date of this Agreement (as defined in Section 1.03 of this Agreement) nor any rights he has under the Transition Agreement, any rights he may have regarding the enforcement of the Transition Agreement, his rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or his rights to indemnification.

1.02    Waiver of Right to Sue. Except for the Corporation's promises and obligations contained in the Transition Agreement, Mr. Shoff further agrees, promises and covenants that neither he, nor any person, organization, or any other entity acting on his behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Corporation, involving any matter occurring in the past up to the Effective Date of this Agreement or involving any continuing effects of actions or practices which arose prior to the Effective Date of this Agreement or the termination of Mr. Shoff's employment.

1.03    Older Workers' Benefit Protection Act Waiver. Mr. Shoff has certain individual federal rights, which must be explicitly waived. Specifically, Mr. Shoff is protected by the ADEA from discrimination in employment because of his age. By executing this Agreement, Mr. Shoff waives these rights as to any past or current claims. Notwithstanding anything else in this Agreement, excluded from this Agreement are ADEA age claims that may arise after execution of this Agreement. In connection with the releases in Section 1.01 and waivers in Section 1.02 of any and all claims or disputes that Mr. Shoff has or may have on the date hereof, Mr. Shoff makes the following acknowledgements:

[1]    By signing this Agreement, Mr. Shoff waives all claims against the Released Parties for discrimination based on age, including without limitation, any claim which arises under or by reason of a violation of the ADEA.

[2]    In consideration of the releases, waivers and covenants made by Mr. Shoff under this Agreement, Mr. Shoff will be receiving the payments and other benefits in the amounts and manner described in Article 5 of the Transition Agreement.

[3]    Mr. Shoff represents and acknowledges that he has consulted with an attorney prior to executing this Agreement and Mr. Shoff has been given a period of at least twenty-one (21) days within which to consider whether or not to enter into this Agreement.

[4]    Mr. Shoff understands that this Agreement shall be effective as of the Effective Date (as defined in the Transition Agreement) (“Effective Date”), provided that the Agreement is not revoked by Mr. Shoff within seven days after he signs the Agreement. For a period of seven days after he signs the Agreement, Mr. Shoff has the right to revoke and/or cancel this Agreement by the delivery of notice in writing of revocation and/or cancellation to the Corporation. In the event that Mr. Shoff does not revoke and/or cancel this Agreement during this period, this Agreement shall become effective on the Effective Date. In the event that Mr. Shoff revokes this Agreement, Mr. Shoff shall not be entitled to any of the consideration set out in Article 5 of the Transition Agreement.

ARTICLE 2    MISCELLANEOUS
2.01    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile signatures will have the same legal effect as original signatures.
2.02    Applicable Law. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the state of Ohio.
2.03    Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement, as of _________, 20___.
FIRSTMERIT BANK, NA

By: ___________________	Date signed:
Title:________________________________

Larry A. Shoff

By: Larry A. Shoff	Date signed: